Exhibit (c)(9)
PRELIMINARY AND CONFIDENTIAL Project Wrigley Follow-Up Discussion Materials Goldman, Sachs & Co. March 21, 2011

PRELIMINARY AND CONFIDENTIAL Disclaimer Goldman, Sachs & Co. (“GS”) has prepared and provided these materials and GS’s related presentation (the “Confidential Information”) for the information and assistance of the Special Committee of the Board of Directors of Sheffield (the “Company”) in connection with its consideration of the matters referred to herein. Without GS’s prior written consent, the Confidential Information may not be circulated or referred to publicly, disclosed to or relied upon by any other person, or used or relied upon for any other purpose. Notwithstanding anything hereinto the contrary, the Company may disclose to any person the US federal income and state income tax treatment and tax structure of any transaction described herein and all materials of any kind (including tax opinions and other tax analyses) that are provided to the Company relating to such tax treatment and tax structure, without GS imposing any limitation of any kind. The Confidential Information, including this disclaimer, is subject to, and governed by, any written agreement between the Company, the Board and/or any committee thereof, on the hand, and GS, on the other hand. GS and its affiliates are engaged in investment banking, commercial banking and financial advisory services, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, GS and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of third parties, the Company, any other party to any transaction and any of their respective affiliates or any currency or commodity that may be involved in any transaction for their own account and for the accounts of their customers. The Confidential Information has been prepared and based on information obtained by GS from publicly available sources, the Company’s management and/or other sources. In preparing the Confidential Information, GS has relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by GS, and GS does not assume any liability for any such information. GS does not provide accounting, tax, legal or regulatory advice. GS’s role in any due diligence review is limited solely to performing such a review as it shall deem necessary to support its own advice and analysis and shall not be on behalf of the Company. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses, and GS does not assume responsibility if future results are materially different from those forecast. GS has not made an independent evaluation or appraisal of the assets and liabilities of the Company or any other person and has no obligation to evaluate the solvency of the Company or any person under any law. The analyses in the Confidential Information are not appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold or purchased. The Confidential Information does not address the underlying business decision of the Company to engage in any transaction, or the relative merits of any strategic alternative referred to herein as compared to any other alternative that may be available to the Company. The Confidential Information is necessarily based on economi c, monetary, market and other conditions as in effect on, and the information made available to GS as of, the date of such Confidential Information and GS assumes no responsibility for updating or revising the Confidential Information.

PRELIMINARY AND CONFIDENTIAL Table of Contents I. Market Update II. Update on Illustrative Sheffield Financial Analysis Appendix A: Sheffield Management Financial Plan

PRELIMINARY AND CONFIDENTIAL I. Market Update Market Update 1

PRELIMINARY AND CONFIDENTIAL U.S. Macroeconomic Outlook Growth to Accelerate in 2011... 6.0 5.0 3.7 (%) 4.0 3.5 4.0 4.0 4.0 4.0 3.5 3.5 2.6 2.8 1.6 Growth 2.0 1.7 3.4 3.3 3.35 3.4 3.0 3.1 3.15
0.0 GDP (2.0) (0.7) Real (4.0) (6.0) (4.9) Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 2009 2010 2011 2012 Annualized Quarterly GDP Growth Consensus Forecast GS Forecast While Rising Energy Prices May Curb Growth... $120 GS WTI Crude Oil Projection $5.00 GS Brent Crude Oil Projection $110 GS NYMEX Natural Gas Projection $105 $107 $103 $4.50 $ Natural $4.50 Oil $100 $103 $ $101 $98 Gas $3.98 $4.00 $90 $87 $4.00 $85 $3.75 $80 $3.50 Q4 2010 3m forecast 6m forecast 12m forecast Source: GS Research, Bloomberg, Standard & Poors ...Driving Unemployment Gradually Lower (%) 12.0 Unemployment Rate % Consensus Forecast GS Forecast 10.0 9.1 9.0 Rate 10 8.8 8.65 8.6 8.4 9.6 9.7 9.7 9.6 9.6 8.2 8.0 9.3 9.0 8.9 8.8 Unemployment 8.6 8.4 8.2 8.1 8.1 6.0 4.0 2.0 0.0 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 ...Core Inflation Expected to Remain Low 1.8% 1.7% (%) 1.5% 1.3% YoY 1.2% 1.0% 0.9% 1.0% 1.0% 0.9% 0.9% change, 0.9% 1.1% 1.0% 1.0% 1.0% 1.0% 0.6% 1.0% 0.6% Percent 0.6% 0.3% 0.0% Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 2009 2010 2011 2012 Core Inflation (YoY) Core Inflation (YoY) — GS Forecast Market Update 2

PRELIMINARY AND CONFIDENTIAL Potential Risks That Could Derail Economic Recovery Risk #1: US Deficit Government debt is burgeoning... 125 General Government Debt 100 Federal Debt Held by the Public $Billions 75 50 25 0 ‘70 ‘75 ‘80 ‘85 ‘90 ‘95 ‘00 ‘05 ‘10 ‘15 ‘20
...and planned deficits are unsustainable, so fiscal tightening will be required 0 GDP -2 -4 of Percent -6 -8 -10 -12 GS Projection Congressional Budget Office Projection Office of Management and Budget Projection ‘09 ‘10 ‘11 ‘12 ‘13 ‘14 ‘15 ‘16 ‘17 ‘18 ‘19 ‘20 ‘21 & Prices Food #2: Energy Risk Price shocks have yet to really hit the retail level... Percent Change, yoy 60 S&P GSCI Agriculture & Livestock (left)
40 CPI Food & Beverage (right) 20 0 -20 -40 ‘92 ‘94 ‘96 ‘98 ‘00 ‘02 ‘04 ‘06 ‘08 ‘10 8 yoy 6 Change, 4 2 Percent 0 -2 ...but higher food and energy prices will eventually weigh on real income growth Percent 4 3 2 1 0 -1 -2 -3 Historical Food & Energy Contribution to Headline Inflation ‘02 ‘03 ‘04 ‘05 ‘06 ‘07 ‘08 ‘09 ‘10 ‘11 ‘12 Risk #3: Housing 230 S&P/Case-Shiller 20-City House Price Index 3.0 Homeowner Vacancy Rate (left) 12 ($000) 210 ...and housing 2.5 Rental Vacancy Rate (right) 10 190 supply 2.0 170 A double dip in overhang will 8 housing prices Level 150 weigh on Percent1.5 Percent Index 130 has begun... recovery of 1.0 6 110 residential 90 investment 0.5 4 ‘00 ‘01 ‘02 ‘03 ‘04 ‘05 ‘06 ‘07 ‘08 ‘09 ‘10 ‘11 ‘65 ‘70 ‘75 ‘80 ‘85 ‘90 ‘95 ‘00 ‘05 ‘10 ‘15 Source: Goldman Sachs Economic Research, Standard & Poors, Dept. of Commerce, OMB, OECD, CBO, Debt. of the Treasury, Commodity Research Bureau, Haver Analytics Note: Dotted lines denote forecast. 2010 data in top right chart is actual but revised OMB data has not yet been released. Market Update 3

PRELIMINARY AND CONFIDENTIAL

Goldman Sachs

Middle East & North Africa Unrest Affecting Oil Markets

Recent Unrest Has Increased Oil Prices but Should Have a Minimal Impact on US GDP Growth

Over One-Third of Global Oil Production Comes from the Middle East & North Africa…


Kuwait
Tunisia
Syria
Iraq
Iran
Algeria
Libya
Egypt
Saudi Arabia
Qatar
UAE
Oman
Yemen

Country	Liquids Production (kbpd)	% of Global Production	Crude Export (kbpd)
Saudi Arabia	10,252	11.6%	7,760
Iran	4,215	4.8	2,425
UAE	2,915	3.3	2,301
Kuwait	2,498	2.8	2,164
Iraq	2,481	2.8	1,690
Algeria	1,937	2.2	1,615
Qatar	1,811	2.1	1,647
Libya	1,667	1.9	1,457
Oman	878	1.0	751
Egypt	739	0.8	(12)
Syria	385	0.4	81
Yemen	255	0.3	74
Tunisia	87	0.1	(1)
Total	30,120	34.1%	21,952

…Causing a Spike in Global Crude Oil Prices Since the Beginning of 2011[1]


$120
$115
$110
$105
$100
$95
$90
$85
$80
Price per Barrel ($)
Tunisian government dismissed and Tunisian president leaves country
Protests begin in Libya
Egyptian protests begin
Mubarak resigns
Egyptian parliament dissolved
Violence in Libya escalates
$110.08
$97.83
3-Jan
9-Jan
15-Jan
21-Jan
27-Jan
2-Feb
8-Feb
14-Feb
20-Feb
26-Feb
4-Mar
10-Mar
16-Mar
WTI Crude
Brent Crude

Possible Effects on US Growth if Oil Shock Persists or Worsens…


5
4
3
2
1
0
Annualized Change (%)
Current (20%) Shock Persists
Possible Impact from 40% Shock
GDP
2010
2011
2012
2013

…But Even a Sustained Shock Will Only Minimally Impact Core Inflation


3.0
2.5
2.0
1.5
1.0
0.5
Annual Change (%)
Core PCE
GS Forecast
20% Oil Shock
2008
2009
2010
2011
2012
2013

Source: GS Research, Bloomberg

[1] Both WTI and Brent prices reflect the most on-the-run futures contract. Current as of market close 17-Mar-2011.

Market Update 4

PRELIMINARY AND CONFIDENTIAL Impact of Recent Events in Japan Year-to-Date as of March 17, 2011 Global Indices 110% Great Tohoku Earthquake 105% 1.3% 100% Price (3.3)% (3.5)% Indexed 95% 90% (12.4)% 85% 80% 1-Jan-11 19-Jan-11 6-Feb-11 24-Feb-11 14-Mar-11 Daily from 01-Jan-2011 to 17-Mar-2011 S&P 500 FTSE 100 Nikkei 225 Hang Seng Foreign Exchange 106% Great Tohoku Earthquake 105% 104% 103% Value102% 101.2% Indexed101% 100% 99% 98% 97% 96.5% 96% 1-Jan-11 19-Jan-11 6-Feb-11 24-Feb-11 14-Mar-11 Daily from 03-Jan-2011 to 17-Mar-2011 JPY/EUR JPY/USD Note: Market data as of 17-Mar-2011. Market Update 5

PRELIMINARY AND CONFIDENTIAL Sheffield Pricing Since Fullerton’s Offer Since October 29, 2010 (1-Day Prior to Announcement) Indexed Price 140% SinceSince Sheffield Earnings Release and 3 4Special Committee Performance (%) 1-Nov-2010 21-Jan-2011 Response to Fullerton Offer Sheffield 8.7% 5.2% Fullerton 2.07.1 Insurers w ith Surety Platform [1] 3.50.0 30.8% 130% Specialty Insurers [2]8.2 1.5 S&P 500 7.5(0.8) S&P 500 Insurance5.5 (0.1) Fullerton Earnings 120% Release 110% 8.3% 7.6% 5.8% 4.1% 100% 3.9% 90% 29-Oct-2010 21-Nov-2010 14-Dec-2010 6-Jan-2011 29-Jan-2011 21-Feb-2011 16-Mar-2011 Daily from 29-Oct-2010 to 17-Mar-2011 Sheffield Fullerton Insurers with Surety Platform [1] Specialty Insurers [2] S&P 500 S&P 500 Insurance Source: Bloomberg 1 Index of Insurers with Surety Platforms includes: Travelers, Chubb, Hartford, Hanover, American Financial and ACE. 2 Index of Specialty Insurers includes: WR Berkley, Markel, HCC, Unitrin, HCC, OneBeacon, Tower Group, Argo Group, RLI, Amtrust, Navigators, Global Indemnity, Meadowbrook, National Interstate, Baldwin & Lyons, EMC. 3 First trading day post announcement. 4 Date referenced in financial analysis presentation to Sheffield Special Committee on 24-Jan-2011. Market Update 6

PRELIMINARY AND CONFIDENTIAL Sheffield Shares Traded Analysis Since January 21, 20111 1,200 (000) 1,000 800 Volume 600 400 200 0 23.92 24.0724.2224.3724.5224.6724.8124.9625.11 25.26 to to 24.06 Daily from 21-Jan-2011 to 17-Mar-2011 25.41 Weighted Average Price: 24.79 USD Total Shares Traded as Percent of Shares Outstanding: 7.61%
Total Shares Traded as Percent of Shares Outstanding: 20.01% 1 Year (Undisturbed) 3,000 (000) 2,500 2,000 Volume 1,500 1,000 500 0 13.9714.5815.2015.8116.4317.0517.6618.28 18.89 13.35 to to 13.96 Daily from 29-Oct-2009 to 29-Oct-2010 19.51 Weighted Average Price: 16.09 USD Total Shares Traded as Percent of Shares Outstanding: 32.10% Total Shares Traded as Percent of Public Float: 84.48% Source: Bloomberg Note: 1 year and 3 year shares traded figures are as of 29-Oct-2010. 1 Date referenced in financial analysis presentation to Sheffield Special Committee on 24-Jan-2011. Since Announcement of Fullerton Offer 5,000 (000) 4,000 3,000 Volume 2,000 1,000 0 23.15 23.38 23.6023.8324.0524.2824.5124.73 24.96 25.18 to to 23.37 Daily from 01-Nov-2010 to 17-Mar-2011 25.41 Weighted Average Price: 23.78 USD Total Shares Traded as Percent of Shares Outstanding: 30.59% Total Shares Traded as Percent of Public Float: 80.51% 3 Years (Undisturbed) 16,000 (000) 12,000 Volume 8,000 4,000 0 10.68 11.8613.0414.2215.4016.5817.76 18.94 20.12 9.50 to to 10.67 Daily from 29-Oct-2007 to 29-Oct-2010 21.30 Weighted Average Price: 15.90 USD Total Shares Traded as Percent of Shares Outstanding: 152.06% Total Shares as a Percent of Public Float: 400.16% Market Update 7

PRELIMINARY AND CONFIDENTIAL

Goldman Sachs

Current Sheffield Shareholder Base – Top 25 Holders

Change in Ownership from September 30, 2010 and January 28, 2011 to March 11, 2011

(In thousands)

Current Ranking	Investor Name	30-Sep-10 Shares	28-Jan-11 Shares	11-Mar-11 Shares	Total Δ from 30-Sep-10	Total Δ from 28-Jan-11	% Shares Outstanding	% Public Float	Voting Subscription
1	Dimensional Fund Advisors, Inc.	3,107.6	3,052.6	3,085.6	(22.0)	33.0	6.9 %	17.8 %	ISS & Glass Lewis
2	GAMCO Investors, Inc.	1,816.2	1,520.0	1,881.0	64.8	361.0	4.2	10.8	NA
3	Blackrock Advisors, LLC (BGI)	830.9	870.0	877.5	46.6	7.5	2.0	5.1	ISS
4	Vanguard Group Inc.	806.5	808.4	826.9	20.4	18.5	1.9	4.8	ISS & Glass Lewis
5	Pentwater Capital Management, L.P.	0.0	670.0	700.0	700.0	30.0	1.6	4.0	NA
6	Columbia Management (RiverSource)	715.1	690.1	681.1	(34.0)	(9.0)	1.5	3.9	Glass Lewis
7	ClearBridge Advisors, LLC	670.9	620.9	676.4	5.5	55.5	1.5	3.9	ISS
8	Tiedemann Investment Group	0.0	185.0	580.0	580.0	395.0	1.3	3.4	ISS
9	Northern Trust Global Investments	1,000.2	666.8	551.8	(448.4)	(115.0)	1.2	3.2	NA
10	Water Island Capital, LLC	0.0	0.0	484.7	484.7	484.7	1.1	2.8	NA
11	Hudson Bay Capital Management L.P.	0.0	0.0	440.3	440.3	440.3	1.0	2.5	NA
12	State Street Global Advisors	346.6	290.6	399.6	53.0	109.0	0.9	2.3	ISS
13	ClearBridge Advisors, LLC (Davis Skaggs)	423.2	0.0	358.9	(64.2)	358.9	0.8	2.1	ISS
14	Loeb Partners Corporation	0.0	0.0	343.4	343.4	343.4	0.8	2.0	NA
15	Alpine Associates, L.P.	0.0	328.0	302.0	302.0	(26.0)	0.7	1.7	NA
16	Carlson Capital, L.P.	0.0	0.0	290.0	290.0	290.0	0.7	1.7	NA
17	UBS Investment Bank	0.0	0.0	265.8	265.8	265.8	0.6	1.5	NA
18	Pennsylvania Public School Employees' Retirement System	0.0	0.0	255.6	255.6	255.6	0.6	1.5	NA
19	Havens Advisors LLC	0.0	159.7	210.7	210.7	51.0	0.5	1.2	NA
20	Norges Bank Investment Management	98.2	188.2	188.2	90.0	0.0	0.4	1.1	NA
21	BNP Cooper Neff Advisors, Inc.	0.0	0.0	179.3	179.3	179.3	0.4	1.0	NA
22	BNY Mellon Asset Management	75.6	165.6	165.6	90.0	0.0	0.4	1.0	NA
23	Goldman Sachs Asset Management	215.3	215.3	150.4	(64.9)	(64.9)	0.3	0.9	NA
24	Credit Suisse	62.4	62.4	150.0	87.7	87.7	0.3	0.9	NA
25	Tewksbury Capital Management Ltd.	0.0	0.0	145.6	145.6	145.6	0.3	0.9	NA

Source: Ilios Partners

Note: Green text reflects increase in position from previous period; Red text reflects a decrease in position from previous period. Highlighted shareholders denotes new shareholders.

Market Update 8

PRELIMINARY AND CONFIDENTIAL

Goldman Sachs

Largest Selling Shareholders

Shareholders Who Sold More than 50% of Stake Since September 30, 2010 to March 11, 2011

(In thousands)

Current Ranking	Investor Name	30-Sep-10 Shares	28-Jan-11 Shares	11-Mar-11 Shares	Total Δ from 30-Sep-10	Total Δ from 28-Jan-11	% Shares Outstanding	% Public Float	Voting Subscription
34	Royce & Associates, L.L.C.	1,580.4	544.4	93.4	(1,487.0)	(451.0)	0.2 %	0.5 %	Glass Lewis
35	Russell Investment Group	177.0	177.0	83.0	(94.0)	(94.0)	0.2	0.5	ISS
37	Delphi Management Inc.	176.4	76.4	76.4	(100.0)	0.0	0.2	0.4	NA
39	Walthausen & Co., LLC	205.0	53.0	70.0	(135.0)	17.0	0.2	0.4	NA
41	Putnam Investment Management, L.L.C.	130.0	110.0	62.0	(68.0)	(48.0)	0.1	0.4	NA
50	Batterymarch Financial Management, Inc.	121.0	124.0	47.0	(74.0)	(77.0)	0.1	0.3	NA
62	AllianceBernstein L.P.	57.4	42.4	28.4	(29.0)	(14.0)	0.1	0.2	NA
63	Brandywine Global Investment Management, L.L.C.	129.9	129.9	24.6	(105.3)	(105.3)	0.1	0.1	NA
65	Freestone Capital Management, Inc.	169.4	23.4	23.4	(146.0)	0.0	0.1	0.1	NA
68	Madison Street Partners, LLC	40.2	20.2	20.2	(20.0)	0.0	0.1	0.1	NA
83	Promark Global Advisors Inc.	24.5	10.5	10.5	(14.0)	0.0	0.0	0.1	NA
84	Wells Fargo Bank, N.A.	52.0	10.0	10.0	(42.0)	0.0	0.0	0.1	NA
85	PowerShares Capital Management, L.L.C.	118.4	1.0	10.0	(108.4)	9.0	0.0	0.1	NA
96	HighMark Capital Management, Inc.	34.7	15.0	4.8	(29.9)	(10.2)	0.0	0.0	NA
108	First Mercantile Trust	6.4	6.4	1.2	(5.2)	(5.2)	0.0	0.0	NA
113	OppenheimerFunds, Inc.	338.1	295.1	0.5	(337.6)	(294.6)	0.0	0.0	NA

Source: Ilios Partners
Note: Green text reflects increase in position from previous period; Red text reflects a decrease in position from previous period.

Market Update 9

PRELIMINARY AND CONFIDENTIAL II. Update on Illustrative Sheffield Financial Analysis Update on Illustrative Sheffield Financial Analysis 10

PRELIMINARY AND CONFIDENTIAL Preliminary Summary of Financial Analysis Method Reference Pg Metric Selected Range Fullerton Offer: $22.00 Current Price: $25.17 Price Per Share Public Market Analysis $12.00 $17.00 $22.00 $27.00 $32.00 $37.00 Undisturbed 52-Week High to Low Stock Price (29-Oct-09 to 29-Oct-10) $13.35 $19.51 Research Analyst Price Target1 $29.00 Multiples Analysis2 3 $24.98 $28.64 2011E EPS — Management14 — 16 $1.83 9.5x — 11.5x 2011E EPS — IBES14 — 16 $2.30 9.5x — 11.5x $21.85 $26.45 31-Dec-2010A BVPS excl. AOCI 14 — 16 $23.16 0.90x — 1.10x $20.84 $25.47 31-Dec-2010A TBVPS excl. AOCI 14 — 16 $20.06 1.10x — 1.30x $22.06 $26.07 Illustrative Regression Analysis4 2011E ROE — Insurers w/ Surety Platform 17 — 18 11.2% 1.07x — 1.10x $24.20 $24.77 2011E ROE — Specialty Insurers 17 — 18 11.2% 0.97x — 1.24x $22.73 $26.90 Transaction Analysis5 6 19 — 20 $19.25 22.6% — 25.3% $23.60 $24.12 Precedent Minority Buy-In Premia Illustrative Discounted Cash Flow Analysis Management Plan721 $22.73 $31.04 7,8 $25.27 $34.70 Assuming 21% Target Loss Ratio 21 7,8 $19.59 $26.53 Assuming 29% Target Loss Ratio 21 9 $22.10 $25.70 PV of Future Stock Price 22 0.90x — 1.10x Source: Metrics per Sheffield management, unless otherwise noted. Projected metrics from Sheffield management, as adopted by Sheffield Special Committee Note: Book value per share per Sheffield management does not include the impact of releasing excess capital at year end 2010. 1 Source: FBR Capital Markets reports as of 04-Feb-2011. FBR Capital Markets is the only research analyst that covers Sheffield. 2 Multiples based on selected insurers with surety platforms (TRV, ACE, CB, HIG, AFG, THG) and selected specialty insurers per page 15. 3 Implied price per share based on 2011E EPS from Sheffield management multiplied by the selected range plus the 2010 year end excess capital dividend provided by Sheffield management. 4 Analysis based on regression of insurers with surety platforms and regression of specialty insurers. Range of implied price to book multiples based on current discount to the line and an “on-the-line” analysis using Sheffield 2011E ROE of 11.2% (including the impact of releasing excess capital at 2010 year end; excess capital valued at 1.0x book value). 5 Analysis does not include precedent control premium transactions. 6 Premia based on the median of the final premiums to undisturbed stock prices of selected insurance minority buy-in transactions and selected minority buy-in transactions for all industries since 2005. 7 Discounted cash flow analysis assumes cost of equity ranging from 10% to 13% and perpetuity growth rates ranging from 0% to 2%. 8 Assumes AY loss ratios per Sheffield management decrease to target loss ratio of 21% or increase to target loss ratio of 29% by 2014E and 2015E. 9 Analysis assumes cost of equity of 11.3%. Based on book value per share reflecting the impact of releasing excess capital. Update on Illustrative Sheffield Financial Analysis 11

PRELIMINARY AND CONFIDENTIAL Preliminary Summary of Financial Analysis Comparison to Sheffield Special Committee Meeting on January 24, 2011 MethodSelected RangeFullertonOffer: $22.00 Current Price: $25.17 Price Per Share Public Market Analysis $12.00 $16.00 $20.00 $24.00 $28.00 $32.00 $36.00 Undisturbed 52-Week High to Low Stock Price $13.35 $19.51 (29-Oct-09 to 29-Oct-10) $13.35 $19.51 Research Analyst Price Target $29.00 $27.00 $30.00 Multiples Analysis $24.98 $28.64 2011E EPS — Management9.5x — 11.5x $24.06 $27.72 9.0x-11.0x 2011E EPS — IBES9.5x- 11.5x $21.85 $26.45 $20.70 $25.30 9.0x-11.0x 31-Dec-2010A BVPS excl. AOCI 0.90x — 1.10x $20.84 $25.47 $23.16 $27.79 1.00x-1.20x 31-Dec-2010A TBVPS excl. AOCI 1.10x — 1.30x $22.06 $26.07 1.10x — 1.40x $22.06 $28.08 Illustrative Regression Analysis 2011E ROE — Insurers w/ Surety Platform1.07x — 1.10x $24.20 $24.77 1.08x — 1.13x $24.38$25.12 2011E ROE — Specialty Insurers 0.97x- 1.24x $22.73 $26.90
0.97x — 1.25x $22.66 $26.99
March 17, 2011 January 24, 2011 Note: See prior page for footnotes and references. Update on Illustrative Sheffield Financial Analysis 12

PRELIMINARY AND CONFIDENTIAL Illustrative Analysis at Various Prices ($ in millions, except per share values) Total Purchase Price Per Share $22.00 $24.00 $25.00 $26.00 $27.00 $28.00 $29.00 $30.00 Total Equity Value [1] $991 $1,083 $1,129 $1,175 $1,221 $1,266 $1,312 $1,358 Consideration to Minority Shareholders [1] 388 425 444 462 481 499 517 536 Premium to Current Price $25.17 (12.6)% (4.6)% (0.7)% 3.3% 7.3% 11.2% 15.2% 19.2% Premium to Initial Offer 22.00 0.0 9.1 13.6 18.2 22.7 27.3 31.8 36.4 Premium To Undisturbed Prices [2]: Price 1-Day Prior to Announcement (29-Oct-2010) $19.25 14.3% 24.7% 29.9% 35.1% 40.3% 45.5% 50.6% 55.8% 30-Day Average Price 18.63 18.1 28.8 34.2 39.5 44.9 50.3 55.6 61.0 60-Day Average Price 17.95 22.6 33.7 39.3 44.9 50.5 56.0 61.6 67.2 90-Day Average Price 17.60 25.0 36.4 42.1 47.8 53.4 59.1 64.8 70.5 52-Week High (26-Oct-2010) 19.51 12.8 23.0 28.1 33.3 38.4 43.5 48.6 53.8 52-Week Low (19-Nov-2009) 13.35 64.8 79.8 87.3 94.8 102.2 109.7 117.2 124.7 Implied Transaction Multiples [3]: Price / Earnings Total Per Share 2011E Earnings — Management4 $83 $1.83 7.9 x 9.0 x 9.6 x 10.1 x 10.7 x 11.2 x 11.8 x 12.3 x 2011E Earnings — IBES5 103 2.30 9.6 10.5 11.0 11.4 11.9 12.3 12.7 13.2 Price / Shareholder Equity as of 31-Dec-2010A6 Shareholders’ Equity (excl. AOCI) $1,036 $23.16 0.96 x 1.05 x 1.09 x 1.13 x 1.18 x 1.22 x 1.27 x 1.31 x Tangible Shareholders’ Equity (excl. AOCI) 898 20.06 1.10 1.21 1.26 1.31 1.36 1.41 1.46 1.51 Price / Shareholder Equity as of 31-Mar-2011E7 Shareholders’ Equity (excl. AOCI) $1,062 $23.73 0.93 x 1.02 x 1.06 x 1.11 x 1.15 x 1.19 x 1.24 x 1.28 x Tangible Shareholders’ Equity (excl. AOCI) 923 $20.63 1.07 1.17 1.22 1.27 1.32 1.37 1.42 1.47 Price / Shareholder Equity as of 30-Jun-2011E7 Shareholders’ Equity (excl. AOCI) $1,088 $24.31 0.91 x 1.00 x 1.04 x 1.08 x 1.12 x 1.16 x 1.21 x 1.25 x Tangible Shareholders’ Equity (excl. AOCI) 949 21.21 1.04 1.14 1.19 1.24 1.29 1.33 1.38 1.43 Source: Bloomberg and IBES. Projected metrics from Sheffield management, as adopted by Sheffield Special Committee 1 Total equity value based on Sheffield fully diluted shares assuming approximately 44.75mm basic shares outstanding and 1.09mm stock options outstanding at a weighted average exercise price of $15.67. Consideration to minority shareholders reflects dilution of Fullerton ownership due to “in-the-money” stock options. Consideration to minority shareholders at $22 / share differs from the $375mm purchase price per Fullerton press release on 29-Oct-2010 due to differences in fully diluted share count. 2 All prices listed based on undisturbed period from 29-Oct-2009 to 29-Oct-2010. 3 Price / earnings implied multiples are calculated on a fully diluted basis (i.e., approximately 44.75mm basic shares outstanding and 1.09mm stock options outstanding at a weighted average exercise price of $15.67). Price to book implied multiples are based on a basic basis, consistent with Sheffield’s company filings. 4 Source: Projected earnings from Sheffield management, as adopted by Sheffield Special Committee. Sheffield management does not project any reserve development for the projection period. Multiples based on total fully diluted equity value excluding the assumed 31-Dec-2010 year end excess capital dividend divided by the total earnings provided by Sheffield management. 5 Source: IBES; EPS estimate reflects market estimated favorable reserve development and does not include any release of capital. 6 Source: Book value figures from Sheffield management. Book value figures do not reflect release of excess capital to be consistent with expected reported results. 7 31-Mar-2011E and 30-Jun-2011E book value based on 31-Dec-2010 book value from Sheffield management rolled forward to 31-Mar-2011 and 30-Jun-20 11E using respective pro-rata IBES 2011E earnings. Update on Illustrative Sheffield Financial Analysis 13

PRELIMINARY AND CONFIDENTIAL Historical Valuation Multiples Last 10 Years Price-to-Earnings Price-to-Book (ex. AOCI) 20.0x Average 1 Year 3 Years 5 Years 10 Years 18.0x Sheffield 9.7 x 7.7 x 8.4 x 8.9 x Fullerton 8.8 7.8 8.5 9.5 16.0x Surety Platforms [1] 8.7 7.7 8.3 9.0 Specialty [2] 10.7 9.2 10.1 10.8 14.0x Multiple 12.0x 11.5x 10.9x 10.5x P/E 10.0x 9.7x 8.0x 6.0x 4.0x 2.0x Mar-01 Sep-03 Mar-06 Sep-08 Mar-11 Daily from 19-Mar-2001 to 17-Mar-2011 2.90x Average 1 Year 3 Years 5 Years 10 Years 2.50x Sheffield 0.92 x 0.89 x 1.12 x 1.22 x Fullerton 0.71 0.61 0.80 0.80 Surety Platforms [1] 0.93 0.93 1.11 1.22 Specialty [2] 1.03 1.06 1.27 1.41 2.10x Multiple1.70x AOCI) 1.30x (ex 1.10x P/B 1.03x 0.90x 0.94x 0.73x 0.50x 0.10x Mar-01 Sep-03 Mar-06 Sep-08 Mar-11 Daily from 19-Mar-2001 to 17-Mar-2011 Sheffield Fullerton Insurers with Surety Platforms [1] Specialty Insurers [2] Source: Bloomberg, IBES estimates 1 Index of Insurers with Surety Platforms includes: Travelers, Chubb, Hartford, Hanover, American Financial and ACE. Index reflects peer medians. 2 Index of Specialty Insurers includes: WR Berkley, Markel, HCC, Unitrin, HCC, OneBeacon, Tower Group, Argo Group, RLI, Amtrust, Navigators, Global Indemnity, Meadowbrook, National Interstate, Baldwin & Lyons, EMC. Index reflects peer medians. Update on Illustrative Sheffield Financial Analysis 14

PRELIMINARY AND CONFIDENTIAL

Goldman Sachs

Comparison of Selected U.S. Insurers

($ in millions, except per share values)

Insurers with Surety Platforms

Company	Closing Price 17-Mar-2011	% of 52 Week High	Equity Market Cap	P/E 2011	P/B ex. AOCI	Price / TBV	ROACE[1] 2011
Sheffield	**$ 25.17**	**98.6 %**	**$ 1,137**	**10.9 x**	**1.10 x**	**1.27 x**	**8.7 %**
Fullerton	**28.80**	**93.8**	**7,773**	**10.5**	**0.73**	**0.74**	**6.6**
Insurers with Surety Platforms							
Travelers	$ 58.68	96.0 %	$ 25,842	9.5 x	1.07 x	1.27 x	10.1 %
ACE	60.81	92.4	20,572	9.8	0.96	1.23	9.5
Chubb	58.19	94.9	17,508	10.3	1.19	1.23	10.7
Hartford	25.19	81.0	12,575	6.6	0.61	0.64	8.9
American Financial	33.63	96.1	3,615	9.6	0.91	0.96	8.4
Hanover	45.51	93.0	2,124	12.2	0.91	0.99	6.9
Low		**81.0 %**		**6.6 x**	**0.61 x**	**0.64 x**	**6.9 %**
Average		**92.2**		**9.7**	**0.94**	**1.05**	**9.1**
Median		**93.9**		**9.7**	**0.94**	**1.11**	**9.2**
High		**96.1**		**12.2**	**1.19**	**1.27**	**10.7**

Specialty Insurers

Company	Closing Price 17-Mar-2011	% of 52 Week High	Equity Market Cap	P/E 2011	P/B ex. AOCI	Price / TBV	ROACE[1] 2011
Sheffield	**$ 25.17**	**98.6 %**	**$ 1,137**	**10.9 x**	**1.10 x**	**1.27 x**	**8.7 %**
Fullerton	**28.80**	**93.8**	**7,773**	**10.5**	**0.73**	**0.74**	**6.6**
Specialty Insurers							
WR Berkley	$ 30.01	98.3 %	$ 4,450	11.5 x	1.30 x	1.33 x	9.8 %
Markel	395.20	93.5	3,859	23.5	1.47	1.95	5.2
HCC	30.41	95.0	3,549	10.3	1.11	1.49	10.0
Unitrin	29.08	93.4	1,782	10.9	0.91	1.08	6.9
OneBeacon	13.20	74.7	1,267	11.5	1.03	1.03	7.3
RLI	54.72	88.3	1,171	13.6	1.68	1.75	10.4
Argo Group	31.97	79.6	1,007	14.2	0.68	0.82	3.9
Amtrust	18.19	92.1	1,118	7.5	1.56	2.15	18.9
Tower Group	23.39	84.0	987	8.5	0.95	1.49	10.5
Navigators	49.59	90.8	814	15.3	1.03	1.04	5.9
Global Indemnity	22.63	97.8	700	13.7	0.80	0.83	5.7
Meadowbrook	9.97	94.8	533	9.3	1.04	1.50	9.8
National Interstate	20.46	89.0	401	11.2	1.32	1.36	11.3
Baldwin & Lyons	21.47	80.6	319	13.9	0.95	0.96	6.8
EMC	23.02	88.9	300	11.0	0.87	0.87	7.2
Low		**74.7 %**		**7.5 x**	**0.68 x**	**0.82 x**	**3.9 %**
Average		**89.4**		**12.4**	**1.11**	**1.31**	**8.6**
Median		**90.8**		**11.5**	**1.03**	**1.33**	**7.3**
High		**98.3**		**23.5**	**1.68**	**2.15**	**18.9**

Source: Bloomberg, IBES, CapIQ
Note: Financial data based on 31-Dec-2010 company filings. Price to book calculations based on common equity excluding non-controlling interest.
[1] 2011 ROE for Sheffield per Sheffield management plan, as adopted by Sheffield Special Committee. 2011 ROE for all other peers per IBES estimates.

Update on Illustrative Sheffield Financial Analysis 15

PRELIMINARY AND CONFIDENTIAL

Goldman Sachs

Comparison of Trading Multiples

January 21, 2011[1] vs. March 17, 2011

	21-Jan-11[1]			17-Mar-11			% Change		
	Share Price	P/E 2011	P/B ex. AOCI[2]	Share Price	P/E 2011	P/B ex. AOCI[3]	Share Price	P/E 2011	P/B ex. AOCI
Sheffield	$ 23.92	10.4 x	1.09 x	$ 25.17	10.9 x	1.10 x	5.2 %	5.2 %	0.7 %
Fullerton	26.90	10.0	0.70	28.80	10.5	0.73	7.1	5.1	4.2
Insurers with Surety Platform									
Travelers	$ 55.00	9.1 x	1.04 x	$ 58.68	9.5 x	1.07 x	6.7 %	4.4 %	3.0 %
ACE	60.51	8.1	1.01	60.81	9.8	0.96	0.5	21.0	(5.0)
Chubb	57.42	9.8	1.22	58.19	10.3	1.19	1.3	4.9	(2.6)
Hartford	27.87	7.4	0.70	25.19	6.6	0.61	(9.6)	(10.8)	(13.6)
American Financial	32.25	9.2	0.90	33.63	9.6	0.91	4.3	4.3	1.1
Hanover	46.89	11.4	0.94	45.51	12.2	0.91	(2.9)	6.8	(2.7)
Specialty Insurers									
WR Berkley	$ 27.70	10.6 x	1.23 x	$ 30.01	11.5 x	1.30 x	8.3 %	9.4 %	5.5 %
Markel	392.99	24.6	1.55	395.20	23.5	1.47	0.6	(4.3)	(4.9)
HCC	29.75	10.2	1.11	30.41	10.3	1.11	2.2	1.2	0.0
Unitrin	26.70	10.3	0.86	29.08	10.9	0.91	8.9	6.1	6.1
OneBeacon	14.02	11.8	1.33	13.20	11.5	1.03	(5.8)	(2.1)	(22.7)
RLI	50.98	13.8	1.63	54.72	13.6	1.68	7.3	(1.3)	3.6
Argo Group	36.14	11.1	0.76	31.97	14.2	0.68	(11.5)	27.8	(9.9)
Amtrust	17.92	7.4	1.63	18.19	7.5	1.56	1.5	0.9	(4.1)
Tower Group	26.04	7.4	1.24	23.39	8.5	0.95	(10.2)	14.3	(23.2)
Navigators	49.18	14.7	1.15	49.59	15.3	1.03	0.8	4.1	(10.1)
Global Indemnity	19.97	13.3	0.73	22.63	13.7	0.80	13.3	3.0	10.6
Meadowbrook	9.60	9.1	1.03	9.97	9.3	1.04	3.9	1.4	1.1
National Interstate	20.36	10.2	1.36	20.46	11.2	1.32	0.5	10.0	(3.1)
Baldwin & Lyons	22.45	15.0	0.97	21.47	13.9	0.95	(4.4)	(7.5)	(2.0)
EMC	21.48	10.4	0.83	23.02	11.0	0.87	7.2	5.9	5.2

[1] Date referenced in financial analysis presentation to Sheffield Special Committee on 24-Jan-2011.
[2] Price / book multiples based on Q3 2010 book values.
[3] Price / book multiples based on Q4 2010 book values.

Update on Illustrative Sheffield Financial Analysis 16

PRELIMINARY AND CONFIDENTIAL Illustrative Regression Analysis Assumes $340mm Dividend Funded Using Excess Capital — Insurers with Surety Platforms ($ in millions, except per share values) Illustrative Pro Forma Impact — Management Plan Special Dividend $340mm Pro Forma Earnings 2011E Net Income $94 Investment Income on Excess Capital (11) 2011E Pro Forma Net Income — Sheffield Management Plan $83 FD Standalone 2011E EPS (No Capital Release) $2.08 FD EPS Accretion / (Dilution) (12.1)% Pro Forma Balance Sheet Equity ex. AOCI — 12/31/10A $1,036 Dividend (340) Pro Forma Equity ex. AOCI — 12/31/10 $697 Basic BVPS (ex. AOCI) — 12/31/10A $23.16 Basic Pro Forma BVPS (ex. AOCI) — 12/31/10 15.57 Basic BVPS Accretion / (Dilution) % (32.8)% ROE — 2011E 8.7% Pro Forma ROE — 2011E 11.2 ROE Accretion / (Dilution) (bps) 251 bps Pro Forma Credit Metrics Debt / Cap — 12/31/10A 2.8% Proforma Debt / Cap — 12/31/10 4.1% Illustrative Implied Value Per Share based on Pro Forma ROE Current On the Discount Line Pro Forma ROE11.2% 11.2% Discount to the Regression Line (3.3)0.0 Implied P/B Multiple Based on Pro Forma ROE 1.07 x 1.10 x Pro Forma Book Value Per Share $15.57$15.57 Implied Share Price $16.61 $17.18 (+) Dividend Per Share at 1.0x Price / Book Value 7.59 7.59 Total Implied Value Per Share $24.20 $24.77 “Value Map” Regression Analysis1 1.30 x y = 0.0784x + 0.2255 1.20 x R [2] = 0.3926 Chubb PF 1.10 x PF Sheffield “On-the-Line” Travelers PF Sheffield 1.00 x Current AOCI) American Discount HanoverFinancial ACE (ex. 0.90 x Sheffield - P/B 0.80 x Pre Offer 0.70 x Fullerton 0.60 x Hartford 0.50 x 4.0% 6.0% 8.0% 10.0% 12.0% 14.0% 2011 ROE Source: Financial projections prepared by Sheffield management, as adopted by Sheffield Special Committee Note: Selected Key Assumptions: (1) special dividend funded with Sheffield excess capital; (2) assumes transaction close on December 31, 2010; (3) pre-tax opportunity cost of cash of 4.1%; (4) financial information per Sheffield management; (5) marginal tax rate of 35%; (6) assumes no change in outstanding share count in 2011 (7) No repayment of Sheffield $30.9mm trust preferred securities. 1 2011 ROE for Sheffield per Sheffield management, as adopted by Sheffield Special Committee. 2011 ROE for all other peers per IBES estimates. Update on Illustrative Sheffield Financial Analysis 17

PRELIMINARY AND CONFIDENTIAL Illustrative Regression Analysis Assumes $340mm Dividend Funded Using Excess Capital — Specialty Insurers ($ in millions, except per share values) Illustrative Pro Forma Impact — Management Plan Special Dividend $340mm Pro Forma Earnings 2011E Net Income $94 Investment Income on Excess Capital (11) 2011E Pro Forma Net Income — Sheffield Management Plan $83 FD Standalone 2011E EPS (No Capital Release) $2.08 FD EPS Accretion / (Dilution) (12.1)% Pro Forma Balance Sheet Equity ex. AOCI — 12/31/10A $1,036 Dividend (340) Pro Forma Equity ex. AOCI — 12/31/10 $697 Basic BVPS (ex. AOCI) — 12/31/10A $23.16 Basic Pro Forma BVPS (ex. AOCI) — 12/31/10 15.57 Basic BVPS Accretion / (Dilution) % (32.8)% ROE — 2011E 8.7% Pro Forma ROE — 2011E 11.2 ROE Accretion / (Dilution) (bps) 251 bps Pro Forma Credit Metrics Debt / Cap — 12/31/10A 2.8% Proforma Debt / Cap — 12/31/10 4.1% Illustrative Implied Value Per Share based on Pro Forma ROE Current On the Discount Line Pro Forma ROE11.2% 11.2% Discount to the Regression Line (21.6)0.0 Implied P/B Multiple Based on Pro Forma ROE 0.97 x 1.24 x Pro Forma Book Value Per Share $15.57$15.57 Implied Share Price$15.14 $19.31 (+) Dividend Per Share at 1.0x Price / Book Value 7.59 7.59 Total Implied Value Per Share $22.73 $26.90 “Value Map” Regression Analysis1 1.80 x y = 0.049x + 0.6914 R [2] = 0.3741 RLI 1.60 x Markel Amtrust
1.40 x National Interstate AOCI) WR Berkley PF Sheffield (ex. 1.20 x “On-the-Line” P/B Navigators Meadowbrook 1.00 x PF Sheffield Baldwin Current Unitrin Discount Tower Group 0.80 x Global EMC Sheffield — Pre Indemnity Offer Argo Group 0.60 x 0.0% 4.0% 8.0% 12.0% 16.0% 20.0% 2011 ROE Source: Financial projections prepared by Sheffield management, as adopted by Sheffield Special Committee Note: Selected Key Assumptions: (1) special dividend funded with Sheffield excess capital; (2) assumes transaction close on December 31, 2010; (3) pre-tax opportunity cost of cash of 4.1%; (4) financial information per Sheffield management; (5) marginal tax rate of 35%; (6) assumes no change in outstanding share count in 2011 (7) No repayment of Sheffield $30.9mm trust preferred securities. 1 2011 ROE for Sheffield per Sheffield management, as adopted by Sheffield Special Committee. 2011 ROE for all other peers per IBES estimates. Update on Illustrative Sheffield Financial Analysis 18

PRELIMINARY AND CONFIDENTIAL Selected Insurance Company Buyouts by Significant Existing Shareholders ($in millions) nta ia Ageae ia rmu vr rmu o rmu o nie ae curn opn/ osdrto -ekAg 2 nitre nitre wesi edrOfr/ fAn curdCmay m) ro oAn ekHg tc rc tc rc r-Tas ; egr E.AC) 4-Sep-09 Fairfax Financial $1,050 29.7% 19.7% 19.8% 29.8% 72.6% Tender 1.38 x Odyssey Re 10-Mar-08 Nationwide Mutual 2,400 32.0 (19.1) 24.4 37.8 66.0 Merger 1.15 NFS 17-Jul-07Alfa Mutual 840 44.4 10.8 15.8 44.7 54.7 Merger 2.13 Alfa Corp 22-Feb-07 American Financial Group Inc 245 14.0 2.3 8.6 13.2 75.7 Merger 1.09 Great American Finl Res Inc 24-Jan-07 AIG 813 33.5 22.6 19.0 32.6 61.9 Merger 2.09 21st Century Insurance Co 21-Mar-06 Erie Indemnity Co 75 12.3 (0.6) 6.7 6.7 75.1 Tender 1.26 Erie Family Life Insurance Co 6-Jun-01 Liberty Mutual Insurance Co 536 0.6 (29.2) 2.3 2.3 65.6 Merger 1.15 Liberty Financial Cos Inc 30-Aug-00 AXA SA 11,189 8.0 4.4 2.4 4.6 60.0 Tender 3.48 AXA Financial Inc 27-Mar-00 Hartford Fin Svcs Group Inc 1,325 25.5 (8.2) 3.4 18.6 81.5 Tender 2.67 Hartford Life(ITT Hartford) 21-Mar-00 Citigroup 2,449 23.1 1.5 23.2 24.6 85.0 Tender 1.84 Travelers Prop. Casualty Corp 18-Jan-00MetLife 95 31.4 (35.1) 9.8 30.7 60.4 Merger 1.84 Conning Corp 27-Oct-98 Allmerica Financial Corp 212 16.6 (4.0) 5.2 20.6 82.0 Tender 1.47 Citizens Corp Low 0.6% (35.1)% 2.3% 2.3% 54.7% 1.09 x Average 22.6 (2.9) 11.7 22.2 70.0 1.80 Median 24.3 0.5 9.2 22.6 69.3 1.65 High 44.4 22.6 24.4 44.7 85.0 3.48 Source: Company filings and press releases, Thomson One, and SDC Financial Note: Reflects insurance company transactions for U.S. targets. Update on Illustrative Sheffield Financial Analysis 19

PRELIMINARY AND CONFIDENTIAL

Goldman Sachs

Comparison of Selected Buyouts of U.S. Targets by Significant Existing Shareholders

($ in millions, except per share values)

Date Announced	Target	Acquiror	% Owned Prior to Transaction	Value ($mm)	Stock Price 1 Day Prior to Announcement	Initial Premium	Final Premium	# of Bumps	% Increase in Offer	Majority of Minority Clause	Tender Offer vs. Merger
21-Mar-10	CNX Gas Corp	CONSOL Energy Inc	82.5 %	$ 989	$ 30.80	24.2 %	24.2 %	0	0.0 %	Y	T
4-Sep-09	Odyssey Re Holdings Corp	Fairfax Financial Holdings Ltd	72.6	1,050	50.07	19.8	29.8	1	8.3	Y	T
12-Aug-08	UnionBanCal Corp,CA	Bank of Tokyo-Mitsubishi UFJ	61.1	3,707	58.18	8.3	26.3	1	16.7	Y	T
21-Jul-08	Genentech Inc	Roche Holding AG	55.8	46,695	81.82	8.8	16.1	2	6.7	Y	T
10-Mar-08	Nationwide Finl Svcs Inc	Nationwide Mutual Insurance Co	66.0	2,400	37.93	24.4	37.8	1	10.7	N	M
23-Oct-07	Waste Industries USA Inc	Investor Group	51.0	272	28.47	29.1	33.5	1	3.4	N	M
17-Jul-07	Alfa Corp	Investor Group	54.7	840	15.20	15.8	44.7	1	25.0	N	M
2-Apr-07	Tribune Co	Sam Zell	52.5	13,117	32.11	5.9	5.9	0	0.0	N	M
22-Feb-07	Great American Finl Res Inc	American Financial Group Inc	75.7	245	21.64	8.6	13.2	1	4.3	N	M
24-Jan-07	21st Century Insurance Co	AIG	61.9	954	16.59	19.0	32.6	1	11.4	N	M
20-Nov-06	TD Banknorth Inc,Portland,ME	Toronto-Dominion Bank	57.0	3,232	30.35	6.5	6.5	0	0.0	N	M
9-Oct-06	NetRatings Inc	VNU NV	55.8	378	14.57	9.8	44.1	1	31.3	N	M
27-Sep-05	New Valley Corp	Vector Group Ltd	57.7	106	7.45	20.9	44.7	1	19.6	Y	T
12-Sep-05	WFS Financial Inc	Wachovia Corp,Charlotte,NC	83.4	504	64.92	13.8	13.8	0	0.0	Y	M
1-Sep-05	7-Eleven Inc	IYG Holding Co	69.7	1,301	28.34	14.7	32.3	1	15.4	Y	T
1-Jul-05	Tipperary Corp	Santos Ltd	54.5	140	6.25	18.6	18.9	1	0.3	Y	M
3-Mar-05	Siliconix Inc	Vishay Intertechnology Inc	80.4	197	28.90	17.2	36.5	1	16.5	Y	T
21-Feb-05	Eon Labs Inc	Novartis AG	66.4	933	27.92	11.0	11.0	0	0.0	Y	T
27-Jan-05	Genencor International Inc	Danisco A/S	84.0	184	15.54	23.9	23.9	0	0.0	Y	T
18-Jan-05	UGC Holdings Inc	Liberty Media Intl Inc	52.2	11,499	9.64	(0.6)	(0.6)	0	0.0	Y	M
Low						(0.6)%	(0.6)%		0.0 %		
Average						15.0	24.8		8.5		
Median						15.2	25.3		5.5		
High						29.1	44.7		31.3		

Source: Company filings and press releases, Thomson One, SDC Financial

Update on Illustrative Sheffield Financial Analysis 20

PRELIMINARY AND CONFIDENTIAL

Goldman Sachs

Illustrative Discounted Cash Flow Analysis

Equity Value Per Share and Implied Book Value Multiples (Ex. AOCI)

($ in millions, except per share values)

Equity Value Per Share – Management Plan

Cost of Equity	Perpetuity Growth 0.0%	1.0%	2.0%
10.0 %	$ 27.45	$ 29.05	$ 31.04
11.0	25.59	26.85	28.39
12.0	24.04	25.05	26.28
13.0	22.73	23.56	24.54

Implied Price to 2015E Book Value (Ex. AOCI)

Cost of Equity	Perpetuity Growth 0.0%	1.0%	2.0%
10.0 %	1.20 x	1.35 x	1.53 x
11.0	1.09	1.21	1.36
12.0	1.00	1.10	1.23
13.0	0.92	1.01	1.11

Sensitivity Analysis

Equity Value Per Share – 21% Target Loss Ratio

Cost of Equity	Perpetuity Growth 0.0%	1.0%	2.0%
10.0 %	$ 30.63	$ 32.44	$ 34.70
11.0	28.52	29.95	31.69
12.0	26.76	27.91	29.29
13.0	25.27	26.21	27.32

Implied Price to 2015E Book Value (Ex. AOCI)

Cost of Equity	Perpetuity Growth 0.0%	1.0%	2.0%
10.0 %	1.43 x	1.60 x	1.82 x
11.0	1.30	1.44	1.62
12.0	1.19	1.31	1.45
13.0	1.10	1.20	1.32

Equity Value Per Share – 29% Target Loss Ratio

Cost of Equity	Perpetuity Growth 0.0%	1.0%	2.0%
10.0 %	$ 23.52	$ 24.86	$ 26.53
11.0	21.97	23.03	24.32
12.0	20.68	21.53	22.55
13.0	19.59	20.29	21.11

Implied Price to 2015E Book Value (Ex. AOCI)

Cost of Equity	Perpetuity Growth 0.0%	1.0%	2.0%
10.0 %	0.95 x	1.07 x	1.21 x
11.0	0.87	0.96	1.08
12.0	0.79	0.87	0.97
13.0	0.73	0.80	0.88

Note: Key assumptions: (1) Financial projections prepared by Sheffield management, as adopted by Sheffield Special Committee; (2) Excess capital calculated assuming Sheffield maintains a 300% BCAR ratio each year for 2011E - 2015E; (3) Sheffield's value based on present value of the annual excess capital release to common shareholders from 2011E – 2015E and a terminal value based on a perpetuity growth rate, annual excess capital release to common shareholders assumed to be paid at the end of each year and is based on all available excess capital each year, Sheffield's value includes the release of $339.6mm of excess capital at year end 31-Dec-2010; (4) Present value of annual excess capital release and terminal value calculated as of 17-Mar-2011; (5) Cash flows discounted at various rates. As of 17-Mar-2011, Sheffield's cost of equity is 11.3% based on 4.42% 30 year U.S. Treasury bond, two year Axioma beta of 1.02 and a 6.72% Ibbotson equity risk premium; (6) Analysis does not assume any operating expense or capital synergies.

Update on Illustrative Sheffield Financial Analysis 21

PRELIMINARY AND CONFIDENTIAL Illustrative Present Value of Future Stock Price Based on Terminal Price / Book Multiples (ex. AOCI) $25.70 $25.45 $25.08 $25.11 $25.23 $24.65 $24.31 $23.74 $23.98 $23.59 $23.60 $23.16 $22.72 $22.37$22.10 2011E 2012E 2013E 2014E 2015E 0.90 x 1.00 x 1.10 x Source: Projected book value figures from Sheffield management, as adopted by Sheffield Special Committee Note: Figures discounted to 17-Mar-2011 assuming cost of equity of 11.3%. Share price calculated based on 44.75mm basic shares outstanding and reflects value of excess capital distributed at each year end. Update on Illustrative Sheffield Financial Analysis 22

PRELIMINARY AND CONFIDENTIAL Appendix A: Sheffield Management Financial Plan Sheffield Management Financial Plan 23

PRELIMINARY AND CONFIDENTIAL Sheffield Historical and Projected Financial Performance ($in millions) Gross Premiums Written $488.8 $511.2 $534.4 $451.4 $471.7 $467.1 $452.6 $469.0 $438.3 $440.2 $417.5
37.2% 37.5% 35.2% 35.7% 38.2% 37.9% 36.8% 38.5% 38.4% 39.1% 40.4% 59.6% 63.2% 64.8% 64.3% 60.9% 61.5% 61.6% 61.8% 62.1% 62.5% 62.8% 2005A 2006A 2007A 2008A 2009A 2010A 2011E 2012E 2013E 2014E 2015E Contract Commercial Underwriting Ratios 94.8% 79.4% 83.2% 81.6% 79.9% 78.4% 78.1% 77.8% 73.3% 71.8% 75.1%[1] 65.7% 58.1% 55.0% 54.0% 54.5% 55.3% 54.1% 54.1% 53.9% 53.5% 53.1% 43.4% 54.9% 36.7% 25.7% 25.7% 29.3% 29.3% 29.1% 29.0% 27.5% 26.0% 24.6% 24.6% 17.0%[1] 24.3% 24.5% 18.7% 16.5% 10.8% 2005A 2006A 2007A 2008A 2009A 2010A 2011E 2012E 2013E 2014E 2015E AY Loss Ratio CY Loss Ratio Expense Ratio Combined Ratio Source: Sheffield company filings and financial projections prepared by Sheffield management, as adopted by Sheffield Special Committee Note: Underwriting ratios include allocated corporate expenses and policyholder dividends, excluding interest expense. 1 Per Sheffield management, adjusted to exclude losses from Dick Corp. Sheffield Management Financial Plan 24

PRELIMINARY AND CONFIDENTIAL Sheffield Historical and Projected Financial Performance Projections Period Assumes Release of Capital Based on 300% BCAR Target ($ in millions, except per share values) Pre-Tax Net Operating Income1 $197.1 $159.2 $169.2 22% $153.8 $161.2 $140.1 $132.2 32% $127.5 $115.6 27% $116.4 36% 37% 37%
37% 37% 38% 47% $50.2 78% 73% 68% 63% 62% 63%63% 63% 64% 53% 112%
(12)% 2005A 2006A 2007A 2008A 2009A 2010A2011E 2012E2013E 2014E 2015E Contract Commercial Book Value Per Share (ex. AOCI)2 and Return on Equity (ex. AOCI) $23.16 $20.17 16.2% $17.47 $16.20 $16.61 $16.92 $17.19 $17.59 $14.93 $10.82 $12.79 15.2% 15.6% 11.2% 11.7% 14.1% 13.9% 13.6% 13.3%
12.4% 8.3% 2005A 2006A 2007A2008A2009A 2010A2011E 2012E 2013E 2014E 2015E BVPS ex. AOCI ROE ex. AOCI Source: Sheffield company filings and financial projections prepared by Sheffield management, as adopted by Sheffield Special Committee 1 For 2005A to 2010A, assumes realized gains / (losses) allocated 70% to Contract and 30% to Commercial as per Sheffield management. No projected realized gains / (losses) on investment portfolio 2 assumed for 2011E — 2015E. For 2010A, book value per share does not include the impact of releasing $339.6mm of excess capital to be consistent with expected reported results. Book value per share for 2005A to 2009A is based on basic share outstanding; for 2010A to 2015E, book value per share based on approximately 44.75mm basic shares outstanding. Sheffield Management Financial Plan 25

PRELIMINARY AND CONFIDENTIAL

Goldman Sachs

Consolidated Income Statement – Management Plan

Projections Period Assumes Release of Capital Based on 300% BCAR Target

($ in million, except per share values)

Consolidated - Income Statement

	Historical			Projected					
	2008A	2009A	2010A	2011E	2012E	2013E	2014E	2015E	11E-15E CAGR
Gross Premiums Written	$ 467.1	$ 438.3	$ 440.2	$ 452.6	$ 469.0	$ 488.8	$ 511.2	$ 534.4	4.2 %
Growth %	*-1.0%*	*-6.2%*	*0.4%*	*2.8%*	*3.6%*	*4.2%*	*4.6%*	*4.5%*	
Ceded Premiums	(35.4)	(27.3)	(23.9)	(22.9)	(23.2)	(24.0)	(25.0)	(26.1)	
Net Premiums Written	$ 431.7	$ 411.0	$ 416.3	$ 429.8	$ 445.8	$ 464.8	$ 486.3	$ 508.3	4.3 %
Net Earned Premiums	$ 431.7	$ 421.9	$ 418.0	$ 425.4	$ 437.8	$ 454.9	$ 475.0	$ 496.7	3.9 %
Investment Income	47.3	50.4	53.6	46.1	48.3	49.9	51.0	51.9	3.0
Total Revenue	**$ 477.6**	**$ 473.4**	**$ 472.7**	**$ 471.5**	**$ 486.1**	**$ 504.9**	**$ 526.0**	**$ 548.6**	3.9 %
Loss & LAE	$ 80.8	$ 69.4	$ 45.2	$ 123.6	$ 120.5	$ 118.5	$ 116.7	$ 122.2	NM
Commissions	127.7	119.5	120.4	121.0	124.2	129.0	134.7	140.9	3.9 %
Underwriting Expenses	102.8	109.1	104.3	104.7	107.8	111.1	114.4	117.8	3.0
Other Expenses[1]	7.0	6.2	5.6	5.9	6.0	6.2	6.3	6.5	2.4
Total Expenses	$ 318.4	$ 304.2	$ 275.6	$ 355.1	$ 358.6	$ 364.8	$ 372.2	$ 387.4	2.2 %
Pre-Tax Income	$159.2	$169.2	$197.1	$116.4	$127.5	$140.1	$153.8	$161.2	8.5 %
Net Operating Income	**$ 111.3**	**$ 117.1**	**$ 133.7**	**$ 82.6**	**$ 90.1**	**$ 98.5**	**$ 107.6**	**$ 112.6**	8.0 %
Growth %	*19.4%*	*6.8%*	*14.0%*	*-38.6%*	*9.2%*	*9.3%*	*9.2%*	*4.6%*	
FD Operating Earnings Per Share[2]	$ 2.51	$ 2.64	$ 3.02	$ 1.83	$ 2.00	$ 2.18	$ 2.38	$ 2.49	
Underwriting Ratios									
AY Loss Ratio	29.3 %	29.3 %	29.1 %	29.0 %	27.5 %	26.0 %	24.6 %	24.6 %	
Reserve Development (Favorable)	*$(45.5)*	*$(54.3)*	*$(76.3)*	*$ 0.0*	*$ 0.0*	*$ 0.0*	*$ 0.0*	*$ 0.0*	
CY Loss Ratio	18.7 %	16.5 %	10.8 %	29.0 %	27.5 %	26.0 %	24.6 %	24.6 %	
Acquisition Ratio	29.6	28.3	28.8	28.4	28.4	28.4	28.3	28.4	
Underwriting Ratio	23.8	25.9	24.9	24.6	24.6	24.4	24.1	23.7	
Dividend Ratio	1.1	1.1	1.1	1.1	1.1	1.1	1.1	1.1	
Combined Ratio	73.3 %	71.8 %	65.7 %	83.2 %	81.6 %	79.9 %	78.1 %	77.8 %	

Source: Sheffield company filings and financial projections prepared by Sheffield management, as adopted by Sheffield Special Committee

[1] Other expenses include policyholder dividends and interest expense.

[2] Fully diluted shares for 2011E to 2015E, based on approximately 44.75mm basic shares outstanding and 1.09mm stock options outstanding at a weighted average exercise price of $15.67.

Sheffield Management Financial Plan 26

PRELIMINARY AND CONFIDENTIAL

Goldman Sachs

Consolidated Balance Sheet – Management Plan

Projections Period Assumes Release of Capital Based on 300% BCAR Target

($ in million, except per share values)

	Historical			Projected					11E-15E
	2008A	2009A	2010A[1]	2011E	2012E	2013E	2014E	2015E	CAGR
Assets									
Invested Assets	$ 1,116.5	$ 1,316.8	$ 1,459.4	$ 1,174.1	$ 1,210.8	$ 1,236.3	$ 1,254.1	$ 1,282.6	2.2 %
Goodwill and Other Intangible Assets	138.8	138.8	138.8	138.8	138.8	138.8	138.8	138.8	0.0
Other Assets	310.3	253.4	239.6	237.9	237.9	241.7	250.2	258.9	2.1
Total Assets	**$ 1,565.5**	**$ 1,709.0**	**$ 1,837.7**	**$ 1,550.8**	**$ 1,587.5**	**$ 1,616.8**	**$ 1,643.1**	**$ 1,680.3**	2.0 %
Liabilities									
Reserves:									
Unpaid Losses & LAE	$ 428.7	$ 406.1	$ 389.1	$ 408.5	$ 416.8	$ 419.7	$ 419.6	$ 424.3	0.9 %
Unearned Premiums	258.8	247.8	246.0	250.3	258.4	268.2	279.5	291.1	3.8
Total Reserves	$ 687.5	$ 653.9	$ 635.1	$ 658.8	$ 675.2	$ 688.0	$ 699.1	$ 715.3	2.1 %
Long-term Debt	30.9	30.9	30.9	30.9	30.9	30.9	30.9	30.9	0.0
Other Liabilities	79.8	101.2	103.0	103.7	105.7	108.2	111.2	114.3	2.5
Total Liabilities	**$ 798.2**	**$ 786.0**	**$ 769.0**	**$ 793.4**	**$ 811.8**	**$ 827.1**	**$ 841.2**	**$ 860.5**	2.1 %
Shareholders' Equity	**$ 767.3**	**$ 923.1**	**$ 1,068.7**	**$ 757.4**	**$ 775.7**	**$ 789.6**	**$ 801.8**	**$ 819.7**	2.0 %
Shareholders' Equity (ex. AOCI)	771.6	892.7	1,036.3	725.0	743.3	757.2	769.4	787.3	2.1
Liabilities & Shareholders' Equity	**$ 1,565.5**	**$ 1,709.0**	**$ 1,837.7**	**$ 1,550.8**	**$ 1,587.5**	**$ 1,616.8**	**$ 1,643.1**	**$ 1,680.3**	2.0 %
Selected Key Metrics									
Illustrative Capital Release[2]			$ 339.6	$ 54.3	$ 71.9	$ 84.6	$ 95.4	$ 94.7	
Book Value Per Share (incl. AOCI) - Basic[3]	$ 17.37	$ 20.85	$ 23.88	$ 16.93	$ 17.33	$ 17.65	$ 17.92	$ 18.32	
Book Value Per Share (ex. AOCI) - Basic[3]	17.47	20.17	23.16	16.20	16.61	16.92	17.19	17.59	
Tangible Book Value Per Share (ex. AOCI)[3]	14.42	16.34	20.06	13.10	13.51	13.82	14.09	14.49	
Return on Equity (ex. AOCI)	15.6 %	14.1 %	13.9 %	11.2 %	11.7 %	12.4 %	13.3 %	13.6 %	

Source: Sheffield company filings and financial projections prepared by Sheffield management, as adopted by Sheffield Special Committee

[1] 31-Dec-10 shareholders' equity and shareholders' equity (ex. AOCI) does not reflect illustrative capital release of $339.6mm.

[2] Illustrative capital release based on targeted BCAR ratio of 300% per AM Best; capital release assumed to occur at the end of each year. For presentation purposes 2010 shareholders' equity does not reflect illustrative capital release of $339.6mm.

[3] Basic shares outstanding for 2010A-2015E based on approximately 44.75mm basic shares outstanding

Sheffield Management Financial Plan 27

PRELIMINARY AND CONFIDENTIAL

Goldman Sachs

Sensitivity Analysis – Loss Ratio

Projections Period Assumes Release of Capital Based on 300% BCAR Target

($ in millions, except per share values)

- Sensitivity to net operating income assuming an incremental change in the total loss ratio for each year in 2011E, 2012E, 2013E, 2014E and 2015E
- Management Plan long term target loss ratio is 24.6%[2] (2014E and 2015E). This reflects Sheffield's 10-year average loss ratio, excluding losses associated with Dick Corp
  - Sensitivity analysis assumes long term target loss ratio pro-ratably over the projection period decreases to 21% and 23% by 2014E or increases to 27% and 29% by 2014E (see page 50)
  - 21% loss ratio reflects Sheffield's 2004A to 2010A average loss ratio of 20.6%[3]
  - 29% loss ratio reflects the average of Sheffield's highest loss ratios for five consecutive years (2001A to 2005A) of 29.3%[4]

Net Operating Income

Long Term Loss Ratio[1]	2011E	2012E	2013E	2014E	2015E
21.0%	$ 92.5	$ 99.5	$ 107.7	$ 117.0	$ 122.2
23.0%	87.0	94.3	102.6	111.8	116.8
Mgmt. Plan	82.6	90.1	98.5	107.6	112.6
27.0%	76.0	83.9	92.4	101.4	106.1
29.0%	70.5	78.7	87.3	96.2	100.8

Impact to FD Earnings Per Share

Long Term Loss Ratio[1]	2011E	2012E	2013E	2014E	2015E
21.0%	$ 0.22	$ 0.21	$ 0.20	$ 0.21	$ 0.21
23.0%	0.10	0.09	0.09	0.09	0.09
Mgmt. Plan	0.00	0.00	0.00	0.00	0.00
27.0%	(0.15)	(0.14)	(0.14)	(0.14)	(0.14)
29.0%	(0.27)	(0.25)	(0.25)	(0.25)	(0.26)

Source: Financial projections prepared by Sheffield management, as adopted by Sheffield Special Committee
Note: Management Plan assumes release of capital based on a 300% BCAR target. Earnings per share calculated based on approximately 44.75mm basic shares outstanding and 1.09mm stock options outstanding at a weighted average exercise price of $15.67.
[1] Long term loss ratio reflects targeted 2014E and 2015E loss ratio.
[2] Based on information from The Surety & Fidelity Association of America, the average direct loss ratio for 2004 – 2009 for the top ten surety players is approximately 24%.
[3] 2005 loss ratio adjusted to exclude losses for Dick Corp per Sheffield management.

Sheffield Management Financial Plan 28

PRELIMINARY AND CONFIDENTIAL Sensitivity Analysis — Loss Ratio Projections Period Assumes Release of Capital Based on 300% BCAR Target Loss Ratios 2011E 2012E 2013E 2014E 2015E Long Term Loss Ratio1 Mgmt. Plan 29.0% 27.5% 26.0% 24.6% 24.6% 21.0%25.4% 23.9% 22.4% 21.0% 21.0% Difference (3.6)(3.6) (3.6) (3.6) (3.6) 23.0%27.4 25.924.4 23.0 23.0 Difference (1.6)(1.6) (1.6) (1.6) (1.6) 27.0%31.4 29.9 28.4 27.0 27.0 Difference 2.4 2.4 2.4 2.4 2.4 29.0%33.4 31.9 30.4 29.0 29.0 Difference 4.4 4.4 4.4 4.4 4.4 Source: Financial projections prepared by Sheffield management, as adopted by Sheffield Special Committee 1 Long term loss ratio reflects targeted 2014E and 2015E loss ratio. Sheffield Management Financial Plan 29